Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is between VYYO INC. (“Vyyo”) and WILLIAM KEATING (“Mr. Keating”). The terms “William Keating” and “Mr. Keating” include William Keating and any of his heirs, executors, beneficiaries and assigns. The terms “Vyyo Inc.” and “Vyyo” include all affiliates, subsidiaries, predecessor and successor corporations of Vyyo Inc., and any of its present, former and future stockholders, agents, officers, directors and employees. This Agreement shall be effective on the date which is eight days after it is signed by both parties (the “Effective Date”).

RECITALS

•     Mr. Keating has been employed by Vyyo pursuant to that At-Will Employment Agreement dated November 1, 2004, as amended (the “Agreement”).

•     Mr. Keating and Vyyo agree that Agreement is hereby terminated on and as of October 31, 2005 (the “Termination Date”).

•     Even though Mr. Keating has made no claims against Vyyo, Mr. Keating and Vyyo desire to resolve any and all claims and potential claims Mr. Keating may have against Vyyo.

ACCORDINGLY, the parties agree as follows:

1. Termination of Employment.

(a) Except as set forth herein, Mr. Keating’s employment with Vyyo shall terminate on the Termination Date.

(b) As of the Termination Date, Mr. Keating’s current duties as Chief Executive Officer of Xtend Networks Inc. shall cease. Effective as of that date Mr. Keating shall also cease to be a director, officer, or employee, as applicable, of Vyyo (except as provided in this Agreement) and any Vyyo subsidiaries of which he is a director, officer, or employee.

2. Separation Consideration and Consultancy Engagement.

(a) Severance. On the Effective Date, Vyyo will pay to Mr. Keating as severance the amount of Seventy Five Thousand Dollars ($75,000), which amount constitutes (3) three month’s salary, subject to applicable tax withholding and in accordance with Vyyo’s usual payroll practices.

(b) Stock Options. The vesting of 25% of Mr. Keating’s outstanding stock options shall be accelerated, so that Mr. Keating shall hold a fully-vested option to purchase 175,000 shares of Vyyo common stock (the “Vested Options”). The vesting of all remaining outstanding options held by Mr. Keating shall immediately cease, and Mr. Keating shall forfeit any and all rights to such options.

(c) Reimbursable Expenses. To the extent Mr. Keating has not already done so, Mr. Keating will promptly submit to Vyyo, and Vyyo will promptly reimburse Mr. Keating for, all of Mr. Keating’s business expenses (incurred consistent with Vyyo’s policies in effect on the Termination Date) attributable to the period on or before the Termination Date.

(d) Consultancy Engagement. Commencing November 1, 2005 and continuing until February 28, 2006 (the “Consulting Period”), Mr. Keating shall be employed and/or engaged by Vyyo as a consultant to perform such services as shall be agreed to, in writing, by and between Vyyo and Mr. Keating. In consideration of Mr. Keating’s consulting services hereunder, Vyyo shall pay to Mr. Keating (i) Twenty Five Thousand Dollars ($25,000), payable in eight equal semi-monthly installments each in the amount of Three Thousand One Hundred Twenty Five Dollars ($3,125) and (ii) Three Thousand One Hundred Sixty Dollars ($3,160), constituting the cost of health insurance premiums for the Consulting Period (which amount shall be paid directly to the health insurance provider), subject to applicable tax and in accordance with Vyyo’s usual payroll practices. In addition, for his services during the Consulting Period, Mr. Keating shall be eligible for a bonus in the amount of One Hundred Thousand Dollars ($100,000), subject to successful completion of certain milestones to be agreed to, in writing, by Vyyo and Mr. Keating.

(e) Options Status. For the avoidance of doubt, Mr. Keating will be allowed to exercise the Vested Options (and only the Vested Options) as set forth above no later than ninety (90) days after the last day of the Consulting Period. In the event of any inconsistency between any Stock Option Agreement and this Agreement, the provisions of this Agreement shall control.

(f) Expenses. Upon the prior written approval of Vyyo Mr. Keating shall be reimbursed for all reasonable and necessary expenses incurred in performing his service during the Consulting Period, including, but not limited to, travel, lodging, meals, telephone, etc., subject to Vyyo’s standard reimbursement policy.

3. Employee Proprietary Information and Inventions Agreement. Mr. Keating acknowledges that he is bound by the Employee Proprietary Information and Inventions Agreement executed in connection with Mr. Keating’s commencement of employment, and as a result of such employment with Vyyo Mr. Keating had access to Vyyo’s proprietary information and trade secrets. Mr. Keating shall hold all such proprietary information and trade secrets in strictest confidence and shall not make use of such proprietary information and trade secrets on behalf of anyone. Mr. Keating further confirms that he has delivered to Vyyo all documents and data of any nature containing or pertaining to such proprietary information and trade secrets and that he has not taken with him any such documents or data or any reproduction thereof.

4. Release. Except as set forth in the second paragraph of this Section, Mr. Keating and Vyyo (each, a “Releasing Party”) hereby completely release and forever discharge the other party hereto (a “Released Party”) from any and all claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, which the Releasing Party may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation (collectively, the “Released Claims”). Released Claims shall include all statutory, common law, constitutional and other claims, including but not limited to: any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor and Civil Codes, the California Constitution, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the California Family Rights Act, the federal Worker Adjustment and

Retraining Notification Act, the California Worker Adjustment and Retraining Notification Act as well as any claims asserting wrongful or constructive termination or discharge; discrimination; retaliation; harassment; breach of contract, express or implied; breach of the covenant of good faith and fair dealing, express or implied; defamation; misrepresentation; fraud; negligent or intentional infliction of emotional distress; any claims under federal, state or municipal statute or ordinance; or any other claim of any sort. Released Claims also shall include, but not be limited to, claims for wages or other compensation, severance pay, bonuses, sick leave, vacation pay, life or health insurance or any other fringe benefit. The Releasing Party likewise releases the Released Party from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise.

Notwithstanding the foregoing, Released Claims shall not include: (a) any claims based on obligations created by or reaffirmed in this Agreement; (b) any claims based on any indemnification obligations created by or reaffirmed in any indemnification agreement between the parties hereto, in the Bylaws or Certificate of Incorporation of Vyyo, or under applicable state laws and regulations; or (c) any claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character which Vyyo has or may have in the future as a result of the gross negligence or willful misconduct of Mr. Keating. Moreover, the release in is Agreement shall not interfere with Mr. Keating’s ability to participate in any manner in an investigation, proceeding or hearing conducted by the federal Equal Employment Opportunity Commission.

5. Release Applies to All Unknown or Unanticipated Damages. The parties agree as further consideration and inducement for this compromise settlement that this Agreement shall apply to all unknown and unanticipated damages, including all future claims or causes of action which may be alleged as a result of all acts and omissions in any way related to Mr. Keating’s employment with Vyyo, or otherwise, subject to the exclusions from the definition of Released Claims set forth in Section 3 above.

6. Section 1542 Waiver. The parties understand and agree that the Released Claims include not only claims presently known to the Releasing Party, but also include all unknown and unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Sections 2 and 3 of this Agreement. The Releasing Party understands that he or it may hereafter discover facts different from what he or it now believes to be true, which if known could have materially affected this Agreement, but he or it nevertheless waives any claims or rights based on different or additional facts. The Releasing Party knowingly and voluntarily waives any and all rights or benefits that he or it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The only Released Claims not waived and released under this Agreement are those concerning health insurance continuation benefits under COBRA, accrued but unpaid paid-time-off and vested retirement benefits, if any exist.

7. Confidentiality. The parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Mr. Keating or Vyyo to any entity or person other than attorneys or tax advisors, for any reason, at any time, without the prior written consent of the other party, unless required by law. Any party violating this Section shall pay to the other party the sum of Five Thousand Dollars ($5,000) for each violation by him or it of the obligations of this Section. Because the injury resulting from such a violation would be impractical or extremely difficult to ascertain or estimate, this sum is agreed upon as liquidated damages and is intended as compensation for this injury and not as a penalty. The liquidated damages provided by this Section shall be in addition to any other available remedy, and not in lieu thereof.

8. Covenant Not to Sue. The Releasing Party shall not sue or initiate against the Released Party any compliance review, action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.

9. Nonadmission. The parties understand and agree that this is a compromise settlement of potential disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Vyyo. The liability for any and all claims is expressly denied by Vyyo.

10. Amendments. This Agreement may not be amended except by an instrument in writing, signed by each of the parties.

11. Assignment. The parties hereto agree that they will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer or delegation shall be null and void. The parties hereto represent that they have not previously assigned or transferred any claims or rights released by them pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys and permitted assigns. In particular, any payments to be made hereunder to Mr. Keating shall be paid to his heirs in the event of his death. This Agreement also shall inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

12. Return of Vyyo Property. Mr. Keating acknowledges that any and all computer (including applicable software licenses), telephone and other similar equipment provided to him by Vyyo are the property of Vyyo and will be returned to Vyyo immediately upon termination of employment.

13. Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Mr. Keating or Vyyo concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings between Mr. Keating and Vyyo whether written or oral, express or implied, including without limitation, the Agreement. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Agreement is hereby terminated as of the Effective Date and is of no further force or effect.

14. Severability. If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

15. Attorneys’ Fees. In any legal action, arbitration or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to or application of its conflicts of law principles.

17. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

18. Enforcement by Arbitration. All claims that are in any way related to the subject matter, interpretation, application or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims, including without limitation any right to trial by jury as to the making, existence, validity or enforceability of the agreement to arbitrate. Any arbitration award shall include a statement explaining the reasons and basis for the award.

19. Knowing Consent to Agreement. The parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement; (b) they have read and understand the Agreement and are fully aware of its legal effect; and (c) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

20. Non-Disparagement. The parties agree not to disparage or make any untrue statement about each other to any third party.

21. Older Workers Benefit Protection Act. Mr. Keating acknowledges that (a) he is advised to consult with counsel before signing this Agreement, (b) if he is 40 years of age or older, he may have at least 21 days to consider this Agreement before signing it (although he may elect to waive any portion of this consideration period if he wishes to do so), and (c) if he is 40 years of age or older, he has seven days to revoke this Agreement after signing it (and this revocation period may not be waived). To be effective, a revocation must be in writing, delivered to Andrew Fradkin, General Counsel, Vyyo Inc., 4015 Miranda Avenue, 1st Floor, Palo Alto, California 94304, within the applicable revocation period, or sent to Vyyo, at such address, by certified mail, return receipt requested, postmarked within the applicable revocation period. If Mr. Keating exercises his right of revocation under this Section, Vyyo will have the right to terminate this Agreement in its entirety.

Dated: November 4, 2005		Dated: November 3, 2005

VYYO INC.

By:	/s/ Andrew Fradkin	/s/ William Keating
Name:	Andrew Fradkin	William Keating
Title:	General Counsel and Secretary

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